Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LMI AEROSPACE, INC.
(Exact name of registrant as specified in its charter)

Missouri (State or Other Jurisdiction of Incorporation or Organization)	43-1309065 (I.R.S. Employer Identification No.)
411 Fountain Lakes Boulevard
St. Charles, Missouri 63301
(636) 946-6525
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

LMI Aerospace, Inc. 2015 Incentive Compensation Plan
(Full title of the plan)

Clifford C. Stebe, Jr.
Chief Financial Officer
LMI Aerospace, Inc.
411 Fountain Lakes Boulevard
St. Charles, Missouri 63301
(636) 946-6525
Fax: (636) 949-1576
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☐	Accelerated filer☒	Non-accelerated filer☐	Smaller reporting company☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.02 par value per share
2015 Incentive Compensation Plan	750,000 shares	$10.13	$7,597,500	$883

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee which was calculated based upon the market value for shares of the common stock in accordance with Rule 457(c) and (h) under the Securities Act using the average ($10.13) of the high ($10.47) and low ($9.79) sales prices as reported by the NASDAQ Global Market on July 1, 2015 per share of the common stock of the Registrant.

EXPLANATORY NOTE

LMI Aerospace, Inc. (the “Registrant” or “LMI”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register 750,000 shares of common stock, par value $0.02 per share, of the Registrant (“Common Stock”) available for issuance under the LMI Aerospace, Inc. 2015 Incentive Compensation Plan (the “Plan”). The Plan was approved by the shareholders of LMI on June 24, 2015, and became effective on July 1, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of this Part I is omitted in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The document(s) containing the information specified in this Part I will be sent or given to participants in the 401(k) Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The SEC allows us to incorporate by reference information into this Registration Statement. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to 411 Fountain Lakes Boulevard, St. Charles, Missouri 6330, Attention: Corporate Secretary, telephone: (636) 946-6525. This Registration Statement incorporates by reference the following documents that we have filed with the SEC but have not included or delivered with this Registration Statement:

•The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 16, 2015, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 1, 2015; and

•All reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the annual report referred to in (a) above (but excluding any document, or portion thereof, that is not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K); and

•The description of the Registrant’s common stock which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-24293) filed on May 20, 1998 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. The additional information incorporated by reference is a part of this Registration Statement from the date of filing of those documents.

Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The information relating to us contained in this Registration Statement should be read together with the information in the documents incorporated by reference.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the Common Stock offered hereby will be passed upon for the Registrant by Polsinelli PC, St. Louis, Missouri. Sanford S. Neuman, an attorney at such firm, is the beneficial owner of 260,424 shares of Common Stock and serves as a director of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the restated articles of incorporation, as amended, and amended and restated bylaws, as amended of LMI.
We are incorporated under the laws of the State of Missouri. Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri (“MGBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.
Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding.
Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2) of such Section, provided such additional indemnification is (i) authorized, directed or provided for in the corporation’s articles of incorporation or any duly adopted amendment thereto or (ii) authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.
Article Nine of our restated articles of incorporation, as amended, permits us to enter into agreements with our directors, officers, employees and agents to provide the level and type of indemnification we deem appropriate.

Article Nine also provides that we may extend to our directors and executive officers such indemnification and additional indemnification, except to the extent that such person’s conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Article VIII, Section 2 of our amended and restated bylaws permits us to indemnify our officers and directors against any and all expenses or liabilities to the fullest extent permitted by Section 351.355 of the MGBCL.
We have procured and intend to maintain a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against them by reason of any acts or omissions covered under our policy in their respective capacities as directors or officers.

ITEM 8. EXHIBITS.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits and are incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Charles, State of Missouri, on July 6, 2015.

LMI AEROSPACE, INC.
By:	/s/ Clifford C. Stebe, Jr.
	Name:	Clifford C. Stebe, Jr.
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel G. Korte and Clifford C. Stebe, Jr. and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated below.

Signature	Title	Date

/s/Daniel G. Korte	Chief Executive Officer and Director (Principal Executive Officer)	July 1, 2015
Daniel G. Korte

/s/ Clifford C, Stebe, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 1, 2015
Clifford C. Stebe, Jr.

Director
Ronald S. Saks

Director
Sanford S. Neuman

/s/ Gregory L. Summe	Director	July 6, 2015
Gregory L. Summe

/s/ Gerald E. Daniels	Director	July 1, 2015
Gerald E. Daniels

/s/ John M Roeder	Director	July 1, 2015
John M. Roeder

/s/ John S. Eulich	Director	July 1, 2015
John S. Eulich

/s/ Steven K. Schaffer	Director	July 1, 2015
Steven K. Schaffer

/s/ Judith W. Northup	Director	July 1, 2015
Judith W. Northup

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	LMI Aerospace, Inc. 2015 Incentive Compensation Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 30, 2015.
5.1	Opinion of Polsinelli PC filed herewith.
23.1	Consent of Pricewaterhouse Coopers LLP filed herewith.
23.2	Consent of Polsinelli PC included in Exhibit 5.1 filed herewith.
24	Power of Attorney included on signature page of this Registration Statement.